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                                                                   Exhibit 10.26


February 24, 1997

Mr. Nuno Brandolini
Hariston Corporation
c/o Scorpion Holdings, Inc.
599 Lexington Avenue - Suite 2700
New York, NY 10022


Dear Mr. Brandolini:

Legacy Software, Inc. ("Legacy") hereby submits this proposal for the acquisition of certain assets and liabilities of Educorp Multimedia, Inc. ("Educorp") and its wholly owned subsidiaries Educorp Direct, Inc. ("Direct") and High Text Interactive, Inc. ("High Text").

The basic terms of our proposal are as follows:

Purchased assets

Legacy will purchase all of the operating assets and business of Educorp, Direct and High Text existing on the closing date. Such assets and business would be comprised of the following:

1. All trade accounts receivable and other rights to receive payment from customers provided that the foregoing will not include intercompany accounts receivable.

2. All inventories and supplies, shipping and packaging materials and related inventory items.

3.       All prepaid expenses and deposits.

4. All machinery, equipment, computers, furniture, office equipment and leasehold improvements.

5. All data and rights to data exclusively used in the operations of the business including customer lists, source code, etc.

6. Rights under contracts, licenses and other agreements relating to the business.

7. All copyrights, trademarks, tradenames and any other intellectual property rights used in the business.

The parties specifically acknowledge that all of the assets and liabilities relating to the book publishing operations of High Text are excluded from this transaction.

Liabilities

Legacy agrees to assume and pay, perform and discharge, when due, the following obligations and liabilities of the business as they exist at the closing date:

1.       Trade and accounts payable as of the closing date.

2. Accrued expenses relating to obligations to vendors which were incurred by the business but not invoiced as at the closing date.

3. Such other mutually agreed upon accrued expenses arising in the course of business of Educorp and its subsidiaries and outstanding as at the closing date.

4. All leases entered into by Educorp and its subsidiaries including both operating and capital leases.
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Educorp will pay accrued obligations to employees of the business including accrued salaries and benefits up to the closing date. Legacy will, subsequent to audit by Legacy, reimburse Educorp for actual expense with respect to the foregoing accrued salaries and benefits up to an amount not to exceed $65,000.00.

Other than as specifically set forth above, Legacy will not assume any liabilities of Hariston Corporation. The parties expressly agree that the assumed liabilities will exclude the obligations relating to the consulting agreement with Gazelle Technologies and the note payable to McGoodwin, James & Company.

Purchase Price

Legacy will acquire the assets and liabilities of Educorp and its subsidiaries for $1,800,000, such amount to be payable in shares of common stock of Legacy (the "Shares"). The actual number of Shares will be based on the average closing price of Legacy stock for the thirty calendar days following the closing of this transaction, subject to a minimum of 425,000 shares.

Hariston will be entitled to an unlimited number of "piggyback" registration rights for the Shares subject to the consent of existing warrant holders. In addition, Legacy agrees that if it has not completed a secondary offering in which the Shares become registered by December 31, 1997, it will issue an additional 25,000 Legacy shares to Hariston as additional compensation for this transaction. Subject to the consent of existing warrant holders, Hariston will also be entitled to one demand registration rights commencing January 1, 1998, if the Shares are not yet registered on that date.

Certain Conditions

In addition to other matters set forth herein, our proposal is subject to the following conditions:

o Satisfactory due diligence review by Legacy and its financial advisors.

o Execution of a definitive purchase agreement for the purchase of the assets and liabilities of Educorp and its subsidiaries on terms mutually satisfactory to Legacy and Hariston, such agreement to be completed no later than March 15, 1997.

o        Approval from the Board of Directors of both Legacy and Hariston.

o        Approval from the shareholders of Legacy and Hariston, if necessary.

Other Matters

If you accept this offer, we mutually agree that our identity, the purchase price and the terms and conditions of our offer are confidential and are not to be disclosed to anyone without the prior written consent of the other party. Should the parties be legally required to make any disclosure of this proposal before or after its acceptance, each party shall notify the other party and provide an opportunity to comment on and review any such disclosure prior to its initial public dissemination.

It is understood that this letter constitutes a statement of interest with respect to the acquisition of the assets and liabilities of Educorp and its subsidiaries and does not constitute a binding commitment. A binding commitment would result only from the execution of a definitive agreement, subject to the conditions express therein. Notwithstanding the two preceding sentences of this paragraph, the provisions contained under the heading "Other Matters" are intended to be fully binding.
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We look forward to your response to this proposal.

Very truly yours,

LEGACY SOFTWARE, INC.



/s/ Ariella Lehrer
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By:  Ariella Lehrer
     President and Chief Executive Officer



Agreed to and accepted:

HARISTON CORPORATION




------------------------------------------
By:  Nuno Brandolini
     Chief Executive Officer